GOLDBELT RESOURCES LTD.

(2) Summary of the Company's Code of Conduct
for Officers and Employees of Goldbelt Resources Ltd. and its Subsidiaries

Purpose of the Policy

The Company's essential objective is to uphold the highest standards of ethical conduct in all of its activities. The Company strives to conduct its business consistent with the values of honesty, integrity, fairness, respect and responsibility. Furthermore, the Company will obey the law in all matters.

The Company has a Code of Conduct (the "Code") for its employees and its subsidiaries that summarizes our key principles of ethical conduct, provides guidance to recognize and deal with ethical issues, and establishes mechanisms to report unethical conduct. Every officer and employee of the Company and any of its subsidiaries has a responsibility to understand and comply fully with the Code and all other policies of the Company.

The Code outlines our obligations in the following areas:

1. Conflicts of Interest

Officers and employees are required to avoid situations where their personal interests interfere in any way with the interests of the Company, including receiving improper personal benefits as a result of their position in the Company.

2. Confidentiality

Officers and employees are required to maintain and protect the confidentiality of all information and materials entrusted to them.

3. Employee Trading

Officers and employees must comply with (1) the Company's Disclosure Controls and Procedures Policy and (2) the Company's Insider Trading, Confidentiality and Disclosure Policy (collectively the "Policies") that prohibits insider trading in the Company's securities and promotes confidentiality and timely disclosure of material information about the Company.

4. Fair Dealings

Officers and employees are required to deal fairly with the Company's employees, customers, suppliers and competitors in a business-like manner, free from discriminatory practices, including harassment.

5. Financial Transactions

Officers and employees must maintain the integrity of the Company's financial records and ensure full, fair, accurate and timely disclosure of financial information.

Goldbelt Resources Ltd.
Code of Ethics For Directors, Officers and Employees

6. Use of Resources

Officers and employees are to safeguard and use the Company's resources for legitimate business purposes only.

7. Relationships with Government

Goldbelt and its directors, officers, employees, consultants and contractors will not participate in bribery or knowingly be associated with any transaction involving bribery.

8. Safety and Health

Goldbelt is committed to protecting the health and safety of its employees, consultants and contractors, and of the people living and working in the areas where Goldbelt operates.

Everyone who works for Goldbelt will at all times follow the safety policy of Goldbelt and the safety legislation of the country in which Goldbelt is conducting business. It is a requirement that everyone working for Goldbelt knows, and is familiar with, these policies and legislation, and follow them at all times.

All officers, employees, consultants and contractors will take responsibility for their own safety, and will be diligent in ensuring the safety of those working around them. No one must be assigned tasks without appropriate training to ensure safety.

9.0 Environment

Everyone who works for Goldbelt will at all times follow all environmental policies of Goldbelt and the environmental legislation of the country in which Goldbelt is conducting business. Goldbelt is committed to following and adhering to internationally accepted environmental standards and requires everyone working for Goldbelt to do the same.

Goldbelt is dedicated to establishing and adhering to procedures and programs that reasonably minimize the impact of its operations on the environment.

All directors, officers, employees, consultants and contractors will make a responsible commitment of concern and respect for the environment.

10.0 Community Relations

Goldbelt is committed to support and enhance its relationship with the communities close to the locations where it carries out its business. The business activity of Goldbelt brings its personnel into contact with the public and may involve the use of both private and public land. At all times, Goldbelt, its directors, officers, employees, consultants and contractors will respect the rights of all people, including public and governmental officials.

Goldbelt Resources Ltd.
Code of Ethics For Directors, Officers and Employees

Goldbelt will attempt to recruit from communities close to its operations, where the required skills are available. Goldbelt may assist people from local communities to obtain the skills required where it is practical and in the interests of Goldbelt to do so.

Directors, officers, employees, consultants and contractors will respect and support the culture, rights, traditions, people and assets of all communities, especially those which are close to Goldbelt s operations.

11.0 Equal Opportunity

Goldbelt is committed to providing a work environment that enables all employees to be recruited, and to pursue their careers, free from any form of unwarranted discrimination.

In particular, Goldbelt will not discriminate on the basis of age, color, creed, disability, ethnic origin, gender, marital status, national origin, political belief, race, religion or sexual orientation, unless required for occupational reasons or legislation.

12.0 Harassment

All employees have a right to work in an environment free from all forms of harassment. Harassment is defined as any unwanted conduct or comment that is intimidating, hostile or offensive in the work environment.

13.0 Alcohol and Drugs

Any misuse of alcohol or legal drugs (prescribed or un-prescribed), or the use of any illegal drugs, may jeopardize job safety and/or performance, and is prohibited in the Goldbelt workplace. No officer, employee, consultant or contractor will enter the workplace under the influence of alcohol or such drugs that may impair safety and/or performance.

14.0 Violations

Employees and officers are required to report known or suspected violations of the Code to the Company's Chairman of the Board or to the Chairman of the Company's Executive Compensation and Corporate Governance Committee ("ECCGC"), in order that appropriate action be taken. Reports may be made anonymously, and in any event the Company shall ensure that employees and officers shall not suffer any adverse consequences as a consequence of making reports in good faith. Reported violations shall be investigated promptly and fairly.

Employees and officers are encouraged to seek guidance when unsure about the best course of action in a particular situation.

The matters covered in this Code are of the utmost importance to the Company and are essential to our ability to conduct our business in accordance with our stated values and in compliance with laws and regulations. Any identified breach of the Code will be swiftly and appropriately dealt with, including disciplinary action and preventative measures.

Goldbelt Resources Ltd.
Code of Ethics For Directors, Officers and Employees

CODE OF BUSINESS CONDUCT AND ETHICS

Annual Certification Form

This will certify that I have received, recently read and understand the Goldbelt Code of Business conduct and Ethics (the Code ), revised as of October 2005.

I acknowledge that I am responsible for understanding, complying with and implementing the Code and these policies as they apply to my position and area of responsibility and accountability. I understand that I also must comply with policies and guidelines that may govern my individual workplace or job function. I accept this responsibility as a condition of my continuing employment and understand that should I not sign this certification form my employment with Goldbelt will be terminated.

To the best of my knowledge, I have been and currently am in compliance with these policies, except as noted below or as has been already properly reported to Goldbelt representatives.

(Use the back of this sheet to describe any existing circumstances that may conflict with the Code of Business conduct and Ethics. Please include as much detail as possible.)

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